Exhibit 1

Julián Martínez-Simancas

Secretario General y del Consejo de Administración

Bilbao, July 8, 2011

To the National Securities Market Commission

Re:	Registration of the merger between IBERDROLA, S.A. (as absorbing company) and IBERDROLA RENOVABLES, S.A. (as absorbed company) with the Commercial Registry of Biscay

Dear Sirs,

Pursuant to Section 82 of Law 24/1988, of July 28, on the Securities Market (Ley 24/1988, de 28 de Julio, del Mercado de Valores) and related provisions, we hereby inform you that, on the date hereof, the public deed of merger of IBERDROLA, S.A. (as absorbing company) (“Iberdrola”), and IBERDROLA RENOVABLES, S.A. (as absorbed company) (“Iberdrola Renovables”) has been registered with the Commercial Registry of Biscay. As a result of such registration, Iberdrola Renovables has been extinguished. Therefore, today has been the last official trading day of the shares of Iberdrola Renovables on the Spanish Stock Exchanges.

It is expected that the exchange of shares of Iberdrola Renovables for shares of Iberdrola and the acquisition of “odd-lots” by the entity appointed as “odd-lots agent” will take place in the manner and in accordance with the procedures announced on July 4, 2011 by means of notice of significant event (comunicación de hecho relevante) (official registry number 146,796).

It is further expected that from Monday July 11, 2011, following the usual settlement transactions carried out by SOCIEDAD DE GESTIÓN DE LOS SISTEMAS DE REGISTRO, COMPENSACIÓN Y LIQUIDACIÓN DE VALORES, S.A. UNIPERSONAL (IBERCLEAR) (“Iberclear”), the beneficiaries of the exchange will have available to them the shares of Iberdrola delivered pursuant to the exchange. To obtain additional information about the moment when the shares delivered in connection with the exchange will be available, each beneficiary should consult the relevant participating entity or entities in Iberclear which are depositaries of their shares of Iberdrola Renovables.

Please be advised of all the foregoing for such purposes as may be appropriate.

Yours truly,

General Secretary and Secretary of the Board of Directors

NOTICE. This document is a translation of a duly approved Spanish-language document and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

IMPORTANT INFORMATION

The shares which will be delivered by IBERDROLA, S.A. as a consequence of the merger between IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A (“Iberdrola Shares”) has not nor will not registered pursuant to Securities Act 1933 (“Securities Act”) and will not be offered or sold in the United States of America unless under an exemption. Iberdrola Shares will be distributed in the United States of America as a consequence of the merger pursuant to an exemption of the registry obligation contained in the Securities Act.

The merger between IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. refers to shares of a Spanish company. The merger through which the ordinary shares of IBERDROLA RENOVABLES, S.A. will be exchanged by Iberdrola Shares is subject to the information requirements of the Spanish jurisdiction and differs from those applicable in the United States of America. The financial statements which eventually could be referenced in this document has been prepared in accordance with applicable standards and criteria required in Spain that may not be comparable to those used by U.S. companies.

It might be difficult to exercise their rights or make claims under the laws of the U.S. stock market as both IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. are companies established in Spain and many or all of its directors and officers may be resident in Spain or other countries outside the United States of America. It might not be possible to sue a company or its directors or officers in a court outside the U.S. jurisdiction for violation of the regulations of the U.S. stock market. It might be difficult to compel a Spanish company or its subsidiaries to submit to the jurisdiction of U.S. courts.

This communication contains forward-looking information and statements about IBERDROLA, S.A., including financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, capital expenditures, synergies, products and services, and statements regarding future performance. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions.

Although IBERDROLA, S.A. believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of IBERDROLA, S.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of IBERDROLA, S.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public documents sent by IBERDROLA, S.A. to the Comisión Nacional del Mercado de Valores.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is indended to reflect, the text of the original Spanish-language document shall prevail.

Forward-looking statements are not guarantees of future performance. They have not been reviewed by the auditors of IBERDROLA, S.A. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date they were made. All subsequent oral or written forward-looking statements attributable to IBERDROLA, S.A. or any of its members, directors, officers, employees or any persons acting on its behalf are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements included herein are based on information available to IBERDROLA, S.A. on the date hereof. Except as required by applicable law, IBERDROLA, S.A. does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect. the text of the original Spanish-language document shall prevail.